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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 17, 2007

                              DELANCO BANCORP, INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)

      UNITED STATES                   0-52517                36-4519533
      -------------                   -------                ----------
(State or other jurisdiction of      (Commission           (IRS Employer
 incorporation or organization)      File Number)          Identification No.)


615 BURLINGTON AVENUE, DELANCO, NEW JERSEY                 08075
------------------------------------------                 -----
(Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (856) 461-0611
                                                           --------------

                                 NOT APPLICABLE
                                 --------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
                ------------------------------------------

         On December 17, 2007, Delanco Federal Savings Bank (the "Bank") the savings association subsidiary of Delanco Bancorp, Inc. (the "Company"), entered into a Supervisory Agreement with the Office of Thrift Supervision ("OTS").

         The entry into the Supervisory Agreement was based on the Bank's 2007 report of examination in which the OTS concluded that grounds existed for the initiation of administrative proceedings against the Bank. Without admitting or denying that such grounds existed, the Bank determined to enter into the Supervisory Agreement to cooperate with the OTS and as evidence of the Bank's intent to comply with all applicable laws and regulations and engage in safe and sound practices.

         Pursuant to the terms of Supervisory Agreement, the Bank agreed as follows:

        (1) To refrain from making, investing in, purchasing or otherwise modifying any commercial loan without the prior written non-objection of the OTS.

        (2) By December 31, 2007, to review each commercial loan file with an outstanding principal balance that equals or exceeds $250,000, and by February 29, 2008 for all other commercial loans, to determine whether all required documentation has been obtained. All missing or incomplete documentation must be obtained by January 31, 2008 for all commercial loans with an outstanding principal balance that equals or exceeds $250,000 and by February 29, 2008 for all other commercial loans.

        (3) By January 31, 2008, to implement a credit administration process utilizing an electronic system and checklists to facilitate ongoing reviews of the financial condition of borrowers and guarantors.

        (4) To evaluate, on a semiannually basis, the effectiveness of the Bank's credit administration function.

        (5) To engage an independent, third-party service provider to conduct an internal loan review of the Bank's lending operations on a quarterly basis. As part of the internal loan review program, the Bank must develop and implement a risk rating system for all loans. On a quarterly basis, the Board's Audit Committee must provide the Board with, and the Board must review and evaluate, a written report documenting the findings and recommendations relating to the internal loan reviews.

        (6) By December 31, 2007, to adopt and implement a written program which satisfies certain OTS regulations and interagency guidelines regarding the identification and classification of problem assets. The program must (i) provide for and require the maintenance of an adequate allowance for loan and lease losses; (ii) ensure the prompt charge-off of loans when proper; and (iii) require the timely and accurate reporting of criticized assets, the allowance for loan and lease losses and charge-offs in the Bank's Thrift Financial Reports (TFRs).

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        (7)   To prepare TFRs accurately and in accordance with applicable instructions.

        (8) To ensure that at the end of each quarter, the Bank's assets have not increased by an amount greater than 2.5% of the Bank's total assets at the end of the prior quarter.

        (9) To notify and receive the non-objection of the OTS before adding or replacing any Board member, employing any person as a senior executive officer or entering into or revising any contractual arrangement with any director or senior executive officer.

         The Supervisory Agreement will remain in effect until terminated, modified, or suspended in writing by the OTS.

         The Company believes that the Bank has already adopted and implemented some of the various plans, policies and procedures required by the Supervisory Agreement and that the Bank will be able to fully adopt and implement the various plans, policies and procedures required by the Supervisory Agreement. However, a failure to comply with the Supervisory Agreement could result in the initiation of a formal enforcement action by the OTS, including the imposition of civil monetary penalties. The Supervisory Agreement is expected to result in additional regulatory compliance expense for the Company.

         The foregoing information does not purport to be complete and is qualified in its entirety by reference to the Supervisory Agreement included in this filing as Exhibit 99.1.

ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS
                ---------------------------------

        (d)     The following exhibit is furnished herewith:

                Exhibit 99.1      Supervisory Agreement dated December 17, 2007



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       DELANCO BANCORP, INC.
                                       ---------------------
                                       (Registrant)


Date: December 17, 2007                By: /s/ Robert M. Notigan
                                           -------------------------------------
                                           Robert M. Notigan
                                           President and Chief Executive Officer